EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


                               Year Ended    Year Ended  Year Ended
                                  1995          1994        1993

PRIMARY
   Average common shares and
   equivalents outstanding

                                  7,687,249   5,664,446   5,616,201

   Net effect of dilutive
common stock equivalents -
based on the treasury stock
method using average market
price                              (B)          (B)         (B)

TOTAL                             7,687,249   5,664,446   5,616,201

NET INCOME (LOSS)              $(5,673,647)  $  725,230  $  537,516

   Redemption of $1.20
   Preferred Stock                  673,219           0           0

   Less preferred stock
   dividend requirements          (307,354)  (1,120,725  (1,086,979
                                                      )           )

NET (LOSS) APPLICABLE TO
COMMON STOCK                  $ (5,307,782)  $(395,495)  $(549,463)

PER SHARE AMOUNT              $      (0.69)  $   (0.07)  $   (0.10)



                               Year Ended     Year Ended     Year Ended
                                  1995           1994           1993

FULLY DILUTED
   Average common shares and
   equivalents outstanding        7,687,249      5,664,446      5,616,201

   Net effect of dilutive
common stock equivalents -
based on the treasury stock
method using average market
price                              (B)            (A)             341,726

   Assumed conversion of
   Series E & F convertible
   preferred shares                (C)           4,690,673      4,040,404

   Assumed conversion of
   Series G convertible
   preferred shares               7,111,111              0              0

   Assumed conversion of
   $1.20 cumulative
   convertible                     (D)             835,000        835,000
   preferred shares

TOTAL                            14,798,360     11,190,119     10,833,331

NET INCOME (LOSS)             $ (5,673,647)  $     725,230  $     537,516
   Redemption of $1.20
   Preferred Stock                  673,219              0              0

   Previously accreted
dividends                         1,315,203      1,222,653        611,543

FULLY DILUTED NET INCOME
(LOSS)                        $ (3,685,225)  $   1,947,883  $   1,149,059

PER SHARE AMOUNT              $      (0.25)  $        0.17  $        0.11

(A) Less than 3%
(B) The effects of conversions of common stock equivalents to common stock and conversion of preferred shares to common stock are anti-dilutive to the earnings per share calculations
(C) Converted to Series G Preferred in January 1995